UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 26, 2009

MCG Capital Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-33377	54-1889518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA	22209
(Address of Principal Executive Offices)	(Zip Code)

(703) 247-7500

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As described below, on February 27, 2009, MCG Capital Corporation, a Delaware corporation (the “Company”), announced that it had entered into amendments to each of its:

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$70.0 million unsecured revolving line of credit (the “SunTrust Revolver”), as more fully set forth in that certain Revolving Credit Agreement by and among the Company, SunTrust Bank, Chevy Chase Bank, F.S.B., Sovereign Bank, BMO Capital Markets, Inc. and SunTrust Robinson Humphrey, Inc., dated as of May 30, 2008 (the “Unsecured Revolving Credit Agreement”);

•

$250.0 million warehouse financing facility funded through Three Pillars Funding LLC (“Three Pillars”), an asset-backed commercial paper conduit administered by SunTrust Robinson Humphrey, Inc. (the “Three Pillars Warehouse”), as more fully set forth in that certain Sale and Servicing Agreement by and among the Company, MCG Commercial Loan Funding Trust, Three Pillars, SunTrust Capital Markets, Inc. and Wells Fargo Bank, National Association, dated as of November 10, 2004, as amended (the “Warehouse Sale and Servicing Agreement”); and

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$75.0 million in privately-placed unsecured notes (the “Unsecured Notes”), as more fully set forth in that certain (i) Note Purchase Agreement by and among the Company and the Purchasers of 6.73% Senior Notes listed therein, dated as of October 11, 2005 (the “Initial Note Purchase Agreement”) and (ii) Note Purchase Agreement by and among the Company and the Purchasers of 6.71% Senior Notes listed therein, dated as of October 3, 2007 (the “Subsequent Note Purchase Agreement,” and together with the Initial Note Purchase Agreement, the “Note Purchase Agreements”).

Amended Unsecured Revolving Credit Agreement

On February 26, 2009, the Company and the lenders under the SunTrust Revolver executed an amendment pursuant to which the maximum aggregate amount available under this facility was reduced from $70.0 million to $35.0 million and the interest paid on borrowings under this facility was increased to LIBOR plus 4% per annum from LIBOR plus 2.75% per annum. As of December 31, 2008, the Company had $44.5 million outstanding under the SunTrust Revolver, of which $9.5 million was repaid in connection with the execution of the amendment. Under the amendment, the minimum consolidated stockholders’ equity covenant was reduced from $650.0 million for periods prior to December 31, 2008 to $500.0 million plus 50% of the proceeds from any post-amendment date equity issuances for periods ending as of and after December 31, 2008. Additionally, up to 60% of the net proceeds of any sale of unencumbered investment assets by the Company will be contractually required to reduce amounts outstanding under the SunTrust Revolver and the Unsecured Notes (discussed below) on a pro rata basis, based on then outstanding amounts. Payments are contingent on asset sales occurring in the normal course. Under the terms of the amended Unsecured Revolving Credit Agreement, dividends payable in cash with a declared payment date prior to July 1, 2009 are limited to the minimum amount required for the Company to maintain its status as a registered investment company and the Company may not repurchase or redeem the Company’s equity or debt, provided that the Company may purchase up to $5.0 million of debt from the Company’s 2006-1 term securitization. The maturity date of the SunTrust Revolver remains at May 29, 2009. The Company paid to the lenders under the SunTrust Revolver an amendment fee, with each consenting lender receiving 0.50%.

Amended Warehouse Sale and Servicing Agreement

On February 26, 2009, SunTrust Bank provided the annual renewal of its liquidity facility that supports the Three Pillars Warehouse. In connection with this renewal, the Company and SunTrust Bank agreed to a number of modifications to the terms of the Three Pillars Warehouse, including a reduction in the facility borrowing commitment from $250.0 million to $190.0 million. As of February 26, 2009, the Company had $187.2 million outstanding under the Three Pillars Warehouse. The Company also agreed to contribute approximately $37.0 million of additional collateral to the facility.

The legal final maturity date of the Three Pillars Warehouse is now August 2011, subject to contractual terms and conditions. The requirement for a six-month standstill upon non-liquidity renewal has been eliminated. If a new agreement or extension is not executed by February 2010, the Three Pillars Warehouse enters an 18-month amortization period during which principal under the facility is paid down through orderly monetizations of portfolio company assets that are financed in the facility. In the event of a termination event (as such term is defined in the Amended and Restated Warehouse Sale and Servicing Agreement), Three Pillars may sell the financed collateral in the Three Pillars Warehouse in a commercially reasonable manner and repay the outstanding debt in full. The Three Pillars Warehouse is non-recourse to the Company; therefore, in the event of a termination event or upon the legal final maturity date, the lenders under this facility may only look to the collateral to satisfy the outstanding obligations under this facility.

Under the Amended and Restated Warehouse Sale and Servicing Agreement, the interest rate for Class A advances has been increased to the commercial paper rate plus 2.50%. Class A advances previously bore interest at the commercial paper rate plus 1.50%. In addition, under the amended Three Pillars Warehouse the minimum asset coverage ratio that the Company is required to maintain was reduced from 200% to 180% effective as of December 31, 2008, and the minimum consolidated stockholders’ equity covenant was reduced from $654.0 million for periods prior to December 31, 2008 to $525.0 million plus 50% of the proceeds from any post-amendment date equity issuances effective as of and after December 31, 2008. Subject to certain conditions, this amount may be reduced to $500.0 million.

Prior to the commencement of any amortization period, 80% of amortization or other monetizations of the collateral financed in the Three Pillars Warehouse will reduce the facility borrowing limit, until such limit is reduced to $150.0 million. Additionally, 7.5% of the net cash proceeds from any sale by the Company of the first $100.0 million of the Company’s unencumbered investment assets will be used to repay outstanding balances under the Three Pillars Warehouse until such facility is reduced to $150.0 million. The Company paid to SunTrust Robinson Humphrey, Inc. a facility renewal fee of $2.375 million, or 1.25%.

Amended Note Purchase Agreements

On February 26, 2009, the Company amended the terms of the Unsecured Notes issued in 2005 and 2007 pursuant to the Note Purchase Agreements. In connection with these amendments, the Company and the holders of the Unsecured Notes agreed to a number of modifications to the terms of the Unsecured Notes, including certain financial covenants. Specifically, the minimum asset coverage ratio that the Company is required to maintain has been lowered from 200% to 180% effective as of December 31, 2008 and the minimum consolidated stockholders’ equity covenant was reduced from $642.9 million for periods prior to December 31, 2008 to $500.0 million effective as of and after December 31, 2008. The cross-default provisions under the Unsecured Notes were modified so that defaults of indebtedness by certain direct and indirect subsidiaries, including Solutions Capital I, LP and the special purpose subsidiaries relating to the Company’s 2006-1 term securitization and the Three Pillars Warehouse, would not constitute defaults under the Unsecured Notes, so long as the Company, as the parent company, is not liable for the repayment of such indebtedness.

Under the amended Note Purchase Agreements, the interest rate for the $50.0 million in Series 2005-A Notes due October 11, 2010 was increased from 6.73% per annum to 8.98% per annum and the interest rate for the $25.0 million in Series 2007-A Notes due October 3, 2012 was increased from 6.71% per annum to 8.96% per annum.

Until such time as the SunTrust Revolver is paid off, which is expected to be in May 2009, 60% of the cash net proceeds of any sale of unencumbered assets by the Company will be contractually required to reduce amounts outstanding under the Unsecured Notes and the SunTrust Revolver on a pro rata basis, based on then outstanding amounts. Thereafter, 40% of the cash net proceeds of any monetization of unencumbered investment assets by the Company will be contractually required to reduce amounts outstanding under the Unsecured Notes, unless there is an event of default occurring under one of the financing subsidiary debt facilities, in which case the percentage of net proceeds increases to 60%. Payments are contingent on asset sales occurring in the normal course. The amendments to the Note Purchase Agreements require the Company to offer to repurchase the Unsecured Notes with a portion of such monetization proceeds at a purchase price of 102% of the principal amount to be purchased.

In connection with the amendments to the Note Purchase Agreements, the Company also agreed to limit the amount of unrestricted cash that it can use to repurchase debt from the Company’s 2006-1 term securitization to 50% of any $5.0 million increment of Unsecured Notes repurchased. Once the Company has offered to purchase a threshold amount of $35.0 million in Unsecured Notes, then the Company may also repurchase $1.0 million in shares of its common stock for every $5.0 million increment of Unsecured Notes repurchased. The Company paid to the holders of the Unsecured Notes an amendment fee of $375,000, or 0.50%.

The foregoing descriptions of the amendments to each of the Unsecured Revolving Credit Agreement, Warehouse Sale and Servicing Agreement and Note Purchase Agreements are not complete and are qualified in their entirety by the full text of such amendments, which are filed as exhibits to this Current Report on Form 8-K as Exhibits 10.1 through and 10.4, and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	First Amendment dated as of February 26, 2009 to Revolving Credit Agreement among the Company, SunTrust Bank, Chevy Chase Bank, F.S.B., Sovereign Bank, BMO Capital Markets, Inc. and SunTrust Robinson Humphrey, Inc. dated as of May 30, 2008

10.2	Amended and Restated Sale and Servicing Agreement by and among the Company, MCG Commercial Loan Funding Trust, Three Pillars Funding LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Bank, National Association, dated as of February 26, 2009

10.3	First Amendment Agreement among the Company and the holders of 6.73% Senior Notes under the October 11, 2005 Note Purchase Agreement, dated as of February 26, 2009

10.4	First Amendment Agreement among the Company and the holders of 6.71% Senior Notes under the October 3, 2007 Note Purchase Agreement, dated as of February 26, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG CAPITAL CORPORATION

Date: February 27, 2009	By:	/s/ Stephen J. Bacica
Stephen J. Bacica Executive Vice President and Chief Financial Officer